For Immediate Release: July 2, 2012

Lee Allan
Vice President, New Media
Griffin Capital Corporation
lallan@griffincapital.com
Office Phone: 310-606-5900
Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT Acquires The Travelers Indemnity Company's Regional Headquarters Office in Denver

El Segundo, Calif. (July 2, 2012) - Griffin Capital Corporation ("Griffin Capital"), on behalf of Griffin Capital Net Lease REIT, Inc., announced today the acquisition of a three-story, approximately 131,000 square foot office property fully occupied by The Travelers Indemnity Company ("Travelers Indemnity"). The property serves as Travelers Indemnity Regional Headquarters Facility in Denver and is subject to a recently executed 12 year lease extension. Travelers Indemnity, which carries a stand-alone credit rating of 'AA' from Standard and Poor's, provides a wide array of private and commercial insurance products and services and is the largest of the six major subsidiaries that comprise The Travelers Companies, Inc. (NYSE: TRV). The new triple-net lease extension provides 4% average annual increases over the 12 year lease term and allows Travelers Indemnity to secure long-term occupancy at this business essential property which it has occupied since 2005. The Regional Headquarters Facility is located in Greenwood Village, Colorado within the Denver Technology Center master-planned community and has benefitted from over $5 million of capital improvements during the past seven years, including the addition of a two-level parking structure. The property purchase price of $16.1 million represents a 7.61% initial capitalization rate and equates to $123 per square foot.

"Our ability to respond creatively to the tenant's needs allowed us to execute a lease extension and acquire a quality asset with a stable, long-term income stream secured by an organization with over 100 years of continuous operating history," said Louis Sohn, Griffin Capital's Senior Vice President of Acquisitions.

"We are excited to acquire a solid office property in a growing market with great liquidity. From a credit perspective, we could not be more pleased about adding another fortress balance sheet to our growing roster of blue-chip tenants," added Michael Escalante, Griffin Capital's Chief Investment Officer.

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes eleven office and industrial distribution properties totaling approximately 2.8 million rentable square feet and total capitalization in excess of $300 million. The REIT's sponsor is Griffin Capital Corporation ("Griffin Capital"), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 11.1 million square feet of space, located in 27 states and representing over $1.7 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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